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[KU LETTERHEAD]

                                      Michael R. Whitley, Chairman and President

[LOGO OF KU ENERGY]

September 26, 1997



Dear Shareholder:

     We have previously mailed to you proxy materials relating to the Special Meeting of Shareholders of KU Energy Corporation to be held on Tuesday, October 14, 1997, at which shareholders will be asked to approve a Merger Agreement between KU Energy Corporation and LG&E Energy Corp.

     According to our latest records, we have not received your proxy card for this important meeting. Regardless of the number of shares you own, it is important that they are represented and voted at the meeting. Shares not voted will have the same effect as if you voted against the Merger Agreement. If you have not already mailed your proxy card, please take a moment to sign, date and mail the enclosed duplicate proxy card promptly in the return envelope provided for your convenience.

     For the reasons set forth in the Proxy Statement dated August 22, 1997, your Board of Directors unanimously recommends that you vote "FOR" approval of the Merger Agreement and the Merger (as defined therein).

     We are pleased to announce that on September 12, 1997, the Kentucky Public Service Commission unanimously approved the merger and the regulatory plan proposed by the companies.

     If you should have any questions, please contact our Shareholder Relations Department at 1-800-786-2558. Thank you for your cooperation and continued support.

Sincerely,


Michael R. Whitley
Chairman of the Board, President
and Chief Executive Officer